Exhibit 10.1

1111 Louisiana Street Houston, Texas, 77002

Mr. Jason P. Wells

Dear Jason:

I am pleased to extend to you an offer of employment with CenterPoint Energy (the "Company"), as EVP & Chief Financial Officer reporting to me. Your offer, subject to the approval of the Compensation Committee of our Board of Directors, includes the following:

Salary:
$54,166.66 per month ($650,000 per year)

Incentive Compensation:

Short-Term Incentive (STI) - You will be eligible for a 2020 STI award with a target award level of 75% of your annual base salary. Annual plan year award funding will be based upon the achievement of a combination of corporate goals, approved by the Compensation Committee of the Board of Directors (Committee).  Your actual payout, if any, is based on achievement of corporate goals as well as your individual performance.

Long-Term Incentive (LTI) plan participation - You will be eligible for participation in the CenterPoint Energy Long-Term Incentive Plan (“LTIP”). This incentive may be granted in a combination of CenterPoint Energy performance share units, restricted stock units, stock options, or other authorized form. Subject to Committee approval, you will be granted a 2020-2022 LTIP award with a target incentive level of 250% of your annual base salary, subject to three-year cliff vesting. For your information, your 2020 award will be made up of 30% time-based restricted stock units (RSUs), 40% performance-based RSUs based on total shareholder return versus peer companies and 30% performance-based RSUs based on achieving a cumulative net income goal.

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Executive Benefits:
You are eligible for several executive benefits including the Change In Control Plan. A summary of these benefits is included for your information.

Other Benefits:
Participation in CenterPoint Energy’s industry competitive benefits package. A summary is included.
Vacation:
Four (4) weeks of vacation each calendar year until such time as your service qualifies you for additional vacation under the vacation policy.

Relocation Assistance:
Relocation assistance will be provided pursuant to the Company’s Relocation Policy. A summary of the program is attached. In addition, the Company will purchase your home based on a third-party appraisal assessment. If you accept the Company’s reimbursement for relocation expenses, you will be required to repay 100% of the relocation expenses if you voluntarily resign within the first year after the effective date of your employment and 50% within two years.

Signing Incentive:
You will be granted a one-time, Restricted Stock Unit Award under the CenterPoint Energy LTIP with a total value of $1,000,000 of CenterPoint Energy stock. Such award will vest ratably over a two-year period from the date of the grant. Any unvested shares will be forfeited should you terminate employment prior to the applicable vesting date. Your award will be subject to the terms and conditions of the applicable award agreement.

Anticipated Start Date:
September 28, 2020, or other date mutually agreed to.

Conditions:
This offer is contingent upon successful completion of our background investigation and a drug screen; which will be conducted prior to your employment date.

The Immigration Reform & Control Act of 1990 requires that all employers verify that persons hired by their firms are authorized to be employed in the United States.  Documents verifying this eligibility will need to be provided upon reporting to work.

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Where provisions in this letter refer to CenterPoint Energy’s compensation or benefits plans or to policies of CenterPoint Energy, the applicable plan document or policy statement will govern administration of the plan or application of the policy in all cases.

This letter neither constitutes nor may be construed as an employment contract between the Company and you for any period of time.  Employment with CenterPoint Energy is an at-will employment relationship governed by applicable federal and state laws.

If you have any questions, please do not hesitate to contact me.

To indicate your acceptance of this employment offer, please sign the original offer letter and return to me. I look forward to working with you and I believe that you will be a great addition to our team and contribute to achieving our vision of leading the nation in delivering energy, service and value.

Sincerely,

/s/ David J. Lesar David J. Lesar
President & CEO

/s/ Jason P. Wells
Jason P. Wells

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